Exhibit 99.1

LMP Automotive Holdings, Inc. Announces Entry into a Definitive Agreement for the Acquisition of a 70% Interest in New York’s Largest Franchise Dealership Group - Atlantic Automotive Group - and New York Logistics and Vehicle Storage Company - Atlantic Central Storage - Together valued at $608,000,000

October 9, 2020

▪	Upon closing and combined with our currently contracted acquisitions, LMP’s revenues are expected to exceed $2.2B on an annualized basis in 2021, with approximately $70M in pre-tax income and expected net income of $4.59 per share, which would likely make LMP a newcomer to the Fortune 1000 list of companies with over 1,600 employees;
▪	Real estate leased with an option to purchase;
▪	Expands its world class management team;
▪	Unique New York dominant platform with accelerating organic year-over-year annualized income growth of over 20%;
▪	Significant increase in online-originated orders with efficient touchless delivery and lower SG&A costs associated with the online and fulfillment elements due to Atlantic’s concentrated, clustered presence in New York along with its logistics network;
▪	Atlantic Central Storage has storage capacity of approximately 7,000 vehicles in New York and operates a fleet of 15 multivehicle car transporters with capacity to efficiently transport approximately 5,800 vehicles a month on a 6 day a week shift schedule;
▪	Expected to accelerate the Company’s acquisition strategy by rolling up dealerships under the Atlantic Automotive platform;
▪	Acquisition is expected to be funded with a combination of financings (including seller financing) and LMP’s current balance sheet;
▪	Transaction expected to close between December 2020 and January 2021; and
▪	Atlantic Automotive Group’s management will continue to operate the business post-closing

FORT LAUDERDALE, FL / GLOBE NEWSWIRE / October 9, 2020/ LMP Automotive Holdings, Inc. (NASDAQ:LMPX) (the "Company" or “LMP”), an e-commerce and facilities-based platform for consumers who desire to buy, sell, subscribe for or finance pre-owned and new automobiles, today announced its entry into a definitive agreement for the acquisition of a 70% Interest in New York’s largest franchise dealership group, Atlantic Automotive Group, and New York logistics and vehicle storage company, Atlantic Central Storage, in a deal valued at $608,000,000.

Management will hold an Analyst and Investor conference call Monday, October 12, 2020, at 8:30 a.m. ET to review and discuss the Company's business. Details of the call are included in this press release. Details of the call are included in this press release.

Evan Bernstein, the Company’s Chief Financial Officer commented, “This acquisition is expected to add an estimated $1.6 billion in revenue, $38 million in net income, or $3.18 per share, on an annualized basis in 2021, combined with our currently contracted acquisitions which we expect to close beginning the end of next month and the following months. We anticipate combined expected revenues post-closing to exceed $2.2 billion, generating approximately $55 million in net income, or$4.59 per share, based on 12 million shares outstanding post financings.” Mr. Bernstein added, “We are seeing a robust acquisition market as we continue to build our pipeline of prospective dealership acquisitions and intend on accelerating our acquisition strategy moving forward in our targeted regions, as well as recruiting adding additional management and promoting within our portfolio companies.”

Richard Aldahan, the Company’s Chief Operating Officer added, “This brings our total contracted new vehicle franchise count to 33: 2 Lexus, 5 Toyota, 3 Honda, 1 Subaru, 6 Hyundai, 3 Genesis, 3 KIA, 4 Chevrolet, 2 GMC, 2 Cadillac, and 2 Buick dealerships. In meeting the Atlantic management team, it became very clear why they are out-preforming most in the industry. Each and every one of them are loyal, passionate and proud of their company, and are the most talented management team I have seen in this industry. They contribute 110% at all times. I am looking forward to working with everyone in the company and building on their historical success. We plan to accelerate their growth and earnings by adding e-commerce and flexible subscription-leasing options for their customers. We believe this combined approach will produce continued revenue and earnings growth for us and our shareholders.”

Sam Tawfik, the Company's Chairman and Chief Executive Officer stated, “I want to thank the Atlantic and LMP teams and everyone else involved for their tireless efforts in making this historic transaction happen. Looking forward, we are as optimistic as ever and focused on our next generation of innovation and growth as we roll out e-commerce home delivery, site-to-store, and ship-from-store delivery strategies for our customers and demonstrate the value of our e-commerce hybrid model at the growing list of auto dealerships we intend to acquire. We believe LMP’s e-commerce sales and subscription and technology overlayed at these dealerships will continue to demonstrate the value of our hybrid model. Upon closing, and combined with our currently contracted acquisitions, in 2021 we expect to have over 9,000 vehicles exposed and available nationwide on our online platform and app for our customers with a cost-efficient transportation and delivery network that we will begin to integrate and add to inventories shortly after close. This is an important addition to our network given Atlantic’s dominant and clustered presence in New York, one of the most important and lucrative markets in the United States. Atlantic’s vehicle fulfillment, reconditioning and service capacity will cost-effectively expand our free delivery radius and cut out multiple legs of costly transportation, logistics and reconditioning costs. Our team is as excited as ever and looking forward to working with our future teammates. As we have mentioned previously, we are seeing a robust acquisition market and have a pipeline of prospective acquisitions for which we are in active negotiations. We intend to continue to build our pipeline of prospective dealership acquisitions and accelerate our acquisition strategy moving forward. LMP currently plans on adding an additional 30 to 40 dealerships in 2021 that combined with the existing acquisitions under contract have the potential to represent $9.50 to $11.50 per share in annualized net income, expand our e-commerce and fulfillment presence, provide efficiencies and increase our inventory exposed in our lmpmotors.com online store.”

E-commerce and Technology Update

Last month the Company launched its next generation interactive e-commerce website with similar functionality as it previously announced app. The Company expects this to enhance its customer experience and onboarding, as well as allow LMP to process customer orders quicker, resulting in a cost-efficient increase in future sales.

The Company is currently developing software logic and algorithms for the integration of finance and insurance, service contracts, and automated document management that LMP expects to significantly increase margins in addition to gross and net profits per sale. Management anticipates releasing these updates to its app and website in the fourth quarter of this year and first quarter of 2021. LMP also intends to simultaneously integrate the vehicle inventory of its contracted acquisitions. LMP expects this combination will enhance its customer experience, lower SG&A per transaction. as well as significantly expand its lmpmotors.com online store.

LMP believes its compelling hybrid e-commerce and acquisition model is superior to ITs peers for the following reasons:

Speed to Market – Faster

Year-over-Year Sales Growth – Significantly Higher

Margins – Higher, e-commerce sales, subscriptions and leasing, clustered presence for logistical cost savings and continued expansion of its owned vehicle transport network for procurement of inventory, intra-store network transport, wholesale disposition, consumer trade-ins and purchases, subscription swaps and lease returns, as well as online consumer order fulfillment.

Vehicle Storage and Transport – Lower, Atlantic Central Storage has off-site storage capacity in close proximity of its dealer network for approximately 7,000 vehicles and a late model multi-car carrier fleet that can cost effectively transport about 5,800 vehicles monthly. We intend to expand this capacity in New York and other regions.

Reconditioning Cost – Lower, In-place reconditioning, parts and service at wholesale OEM dealer cost prices at most facilities.

Fulfillment Cost – Significantly Lower

Customer Acquisition Costs - Significantly Lower, acquired dealerships have already established strong geographic brand recognition and distribution, which translates to lower marketing cost per unit. We believe that integrating all acquired dealerships inventory to our lmpmotors.com online superstore and mobile apps should result in an increase in organic visits and a higher conversion of consumer leads based on internal test markets. We intend to integrate inventory shortly after the close of acquisitions.

Bottom Line

We expect our hybrid and acquisition model to lead to the following in relation to our peers:

EBITDA Growth – Significantly Higher

EBITDA Profits – Positive and Significantly Higher

Net Income Growth – Significantly Higher

Net Income - Positive and Significantly Higher

The Company believes it is uniquely positioned to outperform its industry peers

Conference Call

Management will host an investor conference call at 8:30 a.m. ET on Monday, October 12, 2020 to discuss the Company’s recently announced acquisition and conclude with Q&A from participants. All interested parties can join the call by dialing (855) 327-6837 or (631) 891-4304. A webcast of the call may be accessed at: http://public.viavid.com/index.php?id=141952.

An archived webcast of the conference call will be accessible from the Investor Relations section of the company's website, https://investors.lmpah.com/.

A telephonic replay of the conference call will be available through Monday, October 26, 2020 by dialing (844) 512-2921 or (412) 317-6671 and entering passcode 13711904.

ABOUT LMP AUTOMOTIVE HOLDINGS, INC. – “BUY, SUBSCRIBE, SELL AND REPEAT.”

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) describes its business model as “Buy, Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Subscribe” the automobiles to our customers by allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. LMP’s all-inclusive vehicle subscription membership includes monthly swaps and covers insurance, maintenance and upkeep. It offers the flexibility to upgrade your vehicle to a more premium model or downgrade for a lesser cost model when you like. We “Sell” our inventory, including automobiles previously included in our subscription programs, to customers as well, and then we “Repeat” the whole process.

Media Contact:

John Mattio

President and Founder

Lamnia International

(203) 885-1058

jmattio@lamniacom.com

For more information visit: lmpmotors.com

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.